Exhibit 99

[LOGO] NATIONAL LAMPOON(R)

COMPANY CONTACT:                               PORTER, LE VAY & ROSE, INC.
Doug Bennett, Executive Vice President         Vince Daniels, Investor Relations
310-474-5252                                   212-564-4700

               NATIONAL LAMPOON COMPLETES PRIVATE EQUITY FINANCING

December 13, 2004 -- National Lampoon, Inc. (OTCBB:NLPN), the world's leading comedy brand, today announced that it completed a private offering of units consisting of its Series C Convertible Preferred Stock and warrants to purchase its Common Stock. Through this offering, the Company received $3 million in cash and $5.2 million from the conversion of debt, salary, and accrued expenses for a total of $8.2 million. The cash proceeds of the offering, after commissions and expenses, will be used for working capital and general corporate purposes.

Dan Laikin, Chief Operating Officer, commented, "We believe that the successful completion of this transaction can be viewed as a vote of confidence in National Lampoon's business model and management team and reflects the confidence the investor group has in National Lampoon's strategic plan and in the Company's ability to achieve its goals."

Neither the Series C Preferred Stock nor the common stock into which it can be converted have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

This release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company's securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.
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ABOUT NATIONAL LAMPOON

National Lampoon, Inc. is active in a broad array of entertainment segments, including feature films, television programming, interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. The National Lampoon Network serves over 600 colleges and universities throughout the United States. The network reaches as many as 4.8 million students, or nearly one in four of all 18 to 24 year old college students. In addition, the Company operates a humor Website, www.nationallampoon.com , on the Internet. The Company has four operating divisions: National Lampoon Network, Entertainment Division, Publishing Division and Licensing Division.

Forward Looking Statements

All statements in this news release that are not statements of historical fact, including the manner in which the proceeds from the offering are to be used, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in National Lampoon's filings with the Securities and Exchange Commission. National Lampoon, Inc. assumes no obligation to update these forward-looking statements, and does not intend to do so.